Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Conduit Pharmaceuticals Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.0001 per share	Other(1)	3,691,476	(2)	$4.7375	(1)	$17,488,367.55	0.00014760	$2,582
Total Offering Amounts							$17,488,367.55		$2,582
Total Fee Offsets									$0.00
Net Fee Due									$2,582

(1)	Calculated solely for purposes of this offering under Rules 457(c) and 457(h) of the Securities Act of 1933, as amended (the “Securities Act”), on the basis of the average of the high and low prices per share of Registrant’s common stock on January 3, 2024 as reported by The Nasdaq Stock Market.
(2)	Represents shares, not previously registered, of the Registrant’s common stock that may be issued under the Conduit Pharmaceuticals Inc. 2023 Stock Incentive Plan (the “2023 Plan”) pursuant to an annual “evergreen” increase provision contained in the 2023 Plan. Pursuant to Rule 416(a) promulgated under the Securities Act, this Registration Statement shall also cover any additional shares of Registrant’s common stock that become issuable under the 2023 Plan by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of Registrant’s common stock, as applicable.